October 1, 2013

ROYALTY AGREEMENT

Pursuant to our recent conversations, Frozen Food Gift Group, Inc., a Delaware Corporation ("FROZ") hereby submits to Global Specialty Products, Inc. a California Corporation ("the "Company"), This Royalty Agreement: (the "Agreement") dated as of October 1, 2013

This Royalty Agreement sets forth the terms pursuant to which FROZ will act as the Company’s strategic investment consultant providing advice and services regarding matters more specifically set forth below.

1.	For one dollar in hand, and other good and valuable consideration, including the commitments made by each party hereto to the other, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

a.	Company hereby retains Consultant to perform the strategic consulting services for Company on the terms and for the consideration set forth below, and Commitment hereby agrees to strategic consulting services on the terms and for the consideration set forth herein.

b.	Pursuant to the terms of this Agreement, Consultant has now numerous entities, and will make an introduction of said entities to the Company. Consultant also knows other entities whom Consultant will also introduce to the Company. In each case, Consultant believes these entities may have an interest in purchasing, leasing and/or financing products and equipment of the Company.

c.	The parties contemplate that if discussions are successful with one or more of said entities, that such entity(s) will provide the Company with additional sales, in the form of purchase, leases or service orders or a combination thereof.

2.	General Services. Provide strategic consulting services, on an as needed basis as determined by the mutual agreement of both FROZ and the Company, with regard to the Company becoming fully expanding its roster of clients, including but not limited to: (i) introduction and facilitation of new products, including MicroRoasters Inc., products and brands. MicroRoasters’ products are any products incorporated or based on the wholly owned MicroRoasters Intellectual property (ii) introduction and facilitation of new sales contracts (iii) introduction to potential service contracts (iv) investment of $100,000 specifically for the MicroRoasters (MRT) brand to be manufactured and possibly distributed by the Company. The investment will come in the form of $20,000 at the time Of closing Royalty Agreement, and an additional as-needed basis, approved by both parties, over the course of the year following the signature of the Royalty agreement. The scope of the Services and additional strategic consulting services, if any, shall be determined on a case- by- case basis by the parties.

3.	Performance of Services. In conjunction with the performance of the Services, FROZ agrees to:

a.	Make itself available to the Company for meetings, sales calls and phone conferences during normal business hours for reasonable periods of time, subject to reasonable advance notes and mutually convenient scheduling, for the purpose of advising the Company with regard to the Services to be performed such the preparation of such reports. summaries corporate profiles, suggested terms for sales and leases due diligence packages, corporate presentations, and/or other material and documentation as shall be necessary to properly present the Company to individuals and/or entities that could purchase or lease products from the company.

b.	The Company and FROZ will enter into a joint bank account lock-box banking relationship, where all MRI receivables are to be directed to this bank account. FROZ will be paid its royalties first and all remaining proceeds will be swept to the Company account on an as needed basis. The Company and FROZ have thirty (30 days) from the signature of this agreement to establish the join lock-box banking relationship.

c.	Within thirty (30) days from the signature of this agreement, FROZ will take a UCC on the all brands associated with MicroRoasters and its wholly owned products and marks.

d.	In the event of sale, merger joint venture, consolidation, “buy-out,” liquidation or any other change in control event of the MicroRoasters Company during the term of this agreement, MRI will pay to FROZ a five percent (5%) exit fee of the total value of the transaction, including but not limited to cash, debt, equity, seller’s note, option, warrants, or any other currency used to execute the transaction. Any exit fee event after the term of this agreement must be amended to this agreement and executed by both parties. If the parent company, Global Specialty Products, Inc. is involved in an event as described above FROZ is entitled only to the portion of the value of MRI at time of event, determined by a fair market valuation submitted by a third party valuation service approved by both parties.

e.	The Royalty Fee is non-negotiable and non-refundable regardless of circumstances. The Royalty Fee remains a fixed price. The Company and FROZ agree that if an increase in investment and/or participation is needed by FROZ, additional charges may be incurred with amendment to this agreement.

f.	The Company agrees that the Consultant's work is invaluable to the direction and development of the Company's business, and recognizes that although the introductory work is done during a specific time period, the tangible effects as a result of the Consultant's work may last many years past the term and scope of the agreement. The Consultant agrees to take direction from the Company on an as-needed basis to further the relationships between the Company and the Entities.

6.	Travel Expenses. The Company hereby agrees that all fees paid under this Agreement, are exclusive of any reasonable out of pocket travel, hotel and meal expenses that wilt be incurred by the members of FROZ pursuant to providing the Services. The Company and FROZ further agree that prior to any travel by a FROZ member, FROZ will notify the Company of the purpose of the travel and the estimated air travel and hotel expenses to be incurred and the Company will either pay such expenses for such member or notify FROZ that the expenses are not authorized. The Company will reimburse any reasonable meal expenses incurred by a FROZ member in relation to such travel within fifteen (15) days of being invoiced by FROZ for such expenses.

7.	Use of Name. The Company shall not utilize the name “FROZ", or any derivative thereof, in any publication, announcement or otherwise, without the prior written consent of FROZ.

8.	Indemnification and Warranties.

a.	The Company agrees to indemnify FROZ and hold it harmless against any losses, claims, damages or liabilities arising out of in connection with, or relating in any manner, directly or indirectly, to a breach of this Agreement or the performance of the Services hereunder, unless it is finally determined by a court of competent jurisdiction that such losses, claims, damages or liabilities arose out of the gross negligence of FROZ, or any violation of applicable law by FROZ, including any misrepresentation of a material fact contained in information furnished in writing by FROZ.

b.	FROZ agrees to indemnify The Company and hold it harmless against any losses, claims, damages or liabilities arising out of, in connection with, or relating in any manner, directly or

b.	Advise the Company in evaluating proposals from potential strategic alliances, FROZ may be involved in negotiating with potential strategic alliances on behalf of the Company; provided, however, that FROZ shall not be involved in the negotiations with potential investors in the Company.

c.	In connection With FROZ providing the Services, the Company agrees to keep FROZ up to date and apprised of all business, market and legal developments related to the Company and its operations and management FROZ shall devote such time and effort, as it deems commercially reasonable under the circumstances to the affairs of the Company to render the Service, FROZ shall not provide any services that constitute the rendering of a legal opinion or perform any work that is in the ordinary purview of the Certified Public Accountant. FROZ cannot guarantee results on behalf of the Company, but shall pursue all avenues that it deems reasonable through its experience and network of contacts,

d.	The Company Shall provide to FROZ copies of the Company’s Business Plan, PowerPoint Presentation and such other collateral materials necessity for FRQZ's performance hereunder. The Company shall also make certain of its employees and advisors (including but not limited to legal and accounting) for the purposes of expert advice and perspective for the Services to be performed by FROZ as well as for presentations and meetings. FROZ acknowledges and agrees that the Company's Business Plan, PowerPoint Presentation and other collateral materials to which FROZ may have access to during the performance of this Agreement are confidential information and as such, shall not be distributed to third parties which such distribution is outside the scope of the services to be performed hereunder.

4.	Term. The term of this Agreement shall commence on the date first written above and shall end one hundred twenty (120) months thereafter, unless terminated in accordance with the provisions set forth below, or extended by the mutual written consent of the parties hereto (the “Term”), This Agreement may be terminated only:

a.	By the Company or FROZ for any reason upon fifteen (15) days' prior written notice after the completion of the one hundred twenty months: or

b.	By FROZ with 90 days written notice, with or without cause. If FROZ terminates, all monies are due and payable under the terms of this agreement until effective date of termination. No further monies shall be paid after effective date of termination.

c.	By mutual agreement of the parties after 90 days’ notice and 60 day’s cure period. If notice is served, it must be done so with, specific violation of this agreement, and FROZ has the right to cure the violation within 60 days after the 90 days’ notice date. If the Company terminates the agreement, the Company does so upon their own volition and without recourse, and will not receive any amount of monies paid in the form of a refund, credit, or any otter farm of payment upon termination, Upon payment to Consultant, the Company forfeits all future rights to the monies paid to the Consultant for services.

5.	Compensation for Services.

a.	As consideration for the performance of the Services, the Company shall pay FROZ a Royalty (the “Royalty Fee”) of five percent (5%) of the net revenue generated per month, for all sales of the MRI brand, stating with new originations on the date of the contract and extending during the term of this agreement, sold under the accordance of this agreement. Net revenue is defined as Gross revenue less customer discounts. All Royalty fees are to be paid within 10 days of the end of each calendar month, by the Company to Frozen Food Gift Group of indirectly, to a breach of this Agreement or the performance of the Services hereunder, unless it is finally determined by a court of competent jurisdiction that such losses, claims, damages or liabilities arose out of the gross negligence of The Company, or any violation of applicable law by The Company, including any misrepresentation of a material fact contained in information furnished in writing by The Company.

c.	The Company and FROZ agrees that if any indemnification sought pursuant to the preceding paragraphs is finally judicially determined to be unavailable, then the Company and FROZ shall contribute to the losses, claims, liabilities, damages and expenses for which such indemnification or reimbursement is held unavailable in such proportion as is appropriate to reflect the relative fault of the Company, on the one hand, and FROZ, on the other, in connection with this Agreement, subject to the limitation that in any event FROZ's contribution to all losses, claims, liabilities, damages and expenses with respect to which contribution is available hereunder shall not exceed the amount of the cash fees actually received by FROZ hereunder.

d.	The Company represents and warrants that it is not a party to any Royalty or advisory agreements of any kind that may conflict with this Royalty Agreement. The Company at the request of FROZ will offer confirmation, in writing, to that effect.

e.	FROZ represents and warrants that the Services performed hereunder shall at all times be in compliance with all applicable state and federal laws and regulations, including, but not limited to, securities laws and regulations.

f.	FROZ has no liability to the Company for any acts or omissions in the performance of services except for act or omissions that are due to the gross negligence of FROZ.

10.	Independent Contractor. The parties hereto agree that FROZ is an independent contractor and shall not in any manner be deemed an agent or partner of, or co-venturer with the Company. In no event is FROZ authorized or obligated to commit the Company to any agreement and the Company shall have no obligation to enter into any transaction identified by FROZ. The Company is not obligated or required to accept any offer to purchase equity securities by any Investor identified by FROZ.

11.	Assignments and Binding Effect. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The rights and obligations of the Company under this Agreement may not be assigned or delegated without the prior written consent of FROZ, and any purported assignment without the written consent of FROZ shall be null and void.

12.	Modification and Waiver. Only an instrument in writing executed by the parties hereto may amend this Agreement. The failure of any party to insist upon strict performance of any of the provisions of this Agreement shall not be construed as a waiver of any subsequent default of the same or similar nature, or any other nature.

13.	Construction. The captions in this Agreement are provided for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement,

14.	Facsimile Signatures. Facsimile transmission of any signed original document, and re-transmission of any signed facsimile transmission, shall be the same as delivery of an original. At the request of either party, the parties shall confirm facsimile transmitted signatures by signing an original document.

15.	Governing Law. The subject matter of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without reference to its choice of law principles), and to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted. EACH PARTY HERETO AGREES TO SUBMIT TO THE PERSONAL JURISDICTION AND VENUE OF THE STATE AND/OR FEDERAL, COURTS LOCATED IN THE STATE OF DELAWARE FOR RESOLUTION OF ALL DISPUTES ARISING OUT OF, IN CONNECTION WITH, OR BY REASON OF THE INTERPRETATION, CONSTRUCTION, AND ENFORCEMENT OF THIS AGREEMENT, AND HEREBY WAIVES THE CLAIM OR DEFENSE THEREIN THAT SUCH COURTS CONSTITUTE AN INCONVENIENT FORUM, AS A MATERIAL INDUCEMENT FOR THIS AGREEMENT, EACH PARTY SPECIFICALLY WAIVES THE RIGHT TO TRIAL BY JURY OF ANY ISSUES SO TRIABLE.

16.	Severability. If any provision of this Agreement shall be invalid or unenforceable in any respect for any reason, the validity and enforceability of any such provision in any other respect, and of the remaining provisions of this Agreement, shall not be in any way impaired.

17.	Exclusive. FROZ acknowledges and agrees that it is being granted exclusive rights with respect to the Services to be provided to the Company and the Company is not free to engage other parties to provide Royalty services similar to those being provided by FROZ hereunder. The parties may agree to enter into a non-exclusive opportunity and shall provide a written agreement as necessary.

18.	Right of First Refusal — The Company hereby grants FROZ a right of first refusal for all future consulting opportunities and investments into the Company on behalf of the MRI brand. FROZ has thirty (30) calendar days to match any investment offers or consulting opportunities presented to the Company on behalf of the MRI brand

19.	Non-Circumvention. Neither party shall attempt to or actually circumvent or interfere with business relationships between the Company and/or FROZ, their clients or sources of transactions. Further, now and for two years after the termination date hereof, the Company shall not, directly or indirectly, establish, or receive or pay compensation for or financing for or receive, any interest, investment, financing, or participate in any merger, acquisition, joint venture, agency, vendor, issuance of securities or other relationship with FROZ’s clients or sources of transactions that were introduced to the Company by FROZ or became aware of the Company through the provision of Services by FROZ, in circumvention of the business relationships between the Company and FROZ, FROZ's clients or sources of transactions established in this Royalty Agreement.

20.	Survivability. Neither the termination of this Agreement nor the completion of any services to be provided by FROZ hereunder, shall affect the provisions of this Agreement that shall remain operative and in full force and effect.

21.	Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter of this Agreement and supersedes all prior understandings and agreements, whether written or oral, among the parties with respect to such subject matter. Specifically, all prior agreements and contracts entered into by and between the parties hereto shall immediately terminate upon the execution of this Agreement and neither party shall have any further obligations thereunder.

If the foregoing correctly sets forth the understanding between the Consultant and the Company, please so indicate in the space provided below for that purpose within 10 days of the date hereof of this Agreement shall be withdrawn and become null and void. The undersigned parties hereto have caused this Agreement to be duly executed by their authorized representatives, pursuant to corporate board approval and intend to be legally bound.

GLOBAL SPECIALTY PRODUCTS, INC		FROZEN FOOD GIFT GROUP,

By:	Steve Young	By:	Matthew Schissler

Steve Young, CEO		Matthew Schissler, Chairman

Date: 5-February 2013		Date: 5-February 2013